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Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Contact: Kathryn Huang Hadley Overstock.com, Inc. +1 (801) 947-3282 khuang@overstock.com	Media Contact: Scott Blevins Overstock.com, Inc. +1 (801) 947-3133 sblevins@overstock.com

OVERSTOCK.COM ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

  •
  Gross bookings: $114.4 million, up 87% versus prior year

  •
  B2C gross bookings: $110.5 million, up 119% versus prior year

  •
  Total revenue: $103.4 million, up 79% versus prior year

  •
  Gross profits: $13.7 million, up 223% versus prior year

  •
  Gross margins: 13.3% versus 11.3% in Q2

  •
  Net loss: $3.0 million or $0.16 loss per share

        SALT LAKE CITY—Overstock.com® (NASDAQ: OSTK) today announced financial results for the period ended September 30, 2004. They appear following Overstock.com President Patrick Byrne's Letter to Shareholders.

Dear Owners,

        Your company had a fine quarter. I will discuss its financials before moving to initiatives and strategic issues.

FINANCIAL

        Sales—Overall growth for this year's Q1, Q2, and Q3 were 79%, 88%, and 87%, respectively. Note that Q3 2003 included $5.2 million in Safeway business: comparing Q3's on a B2C-only basis reveals 119% growth versus last year.

        Margins—I noted in Q1 that better focus on logistics would allow us to shave 100 to 150 basis points out of our costs. Over the last four quarters (Q4 2003, Q1, Q2, Q3) our gross margins have been 9.6%, 10.3%, 11.3%, and now 13.3%, respectively. We have picked the low-hanging fruit, and even most of the middle-hanging fruit. However, I still feel that, even were we to stop growing now, there are 100-200 basis points of improvements left to be squeezed out of our logistics cost: put differently, there is still 1%-2% of margin going to waste. More on this below.

        Marketing—In the past I have often said that I thought we were as good as the game when it came to on-line marketing, but still in the starting-blocks when it cames to customer analytics.

        Our on-line marketing team continues to amaze me in their development of new techniques to apply to on-line opportunities. This has become especially important over the last year, when on-line advertising rates have gotten some starch in them. Our CPA for Q3 increased to $18.30, which is at the high end of respectable, but stems from a calculated bet on our part. Most pleasing to me, however, is the fact that, having reached the point of diminishing returns of mathematical analysis, these on-line marketing folks are taking chances on opportunities that do not fit our normal guidelines. This is not to say that we are losing our discipline: rather, it is to say that this team has graduated to the art beyond the science.

        Customer analytics is comprised of two areas. One area is customer segmentation: there we have put together a credible team which is completing a first-pass model for use during this Christmas season. The other area is in the kind of statistical modeling that underlies personalization and collaborative filtering: in Q3 we completed development of the mathematical model, architected the IT systems required to support it, and brought it to life. In Q4 we will start dialing the model in.

        General & Administrative—Some critics (I've heard I have a few!) make much of the growth in our General & Administrative. They could be right. However, I must note that we expense the costs of prototyping and developing our systems, to the limit that accounting rules allow. One way to measure the real growth is to look at corporate payroll, setting aside the cost of teams devoted to the development of such projects as auctions. Here, the growth in our corporate payroll is a small fraction (about 1/5) of the growth in our gross profits.

        Net Loss—Both our operating and net loss this quarter were $3.0 million, or -2.9% of sales.

        Cash—Our $62.6 million in cash and marketable securities and $20 million in available bank line is ample. As I have noted in the past, we tend to generate a lot of cash in the fourth quarter: much of it, however, is float that we will pay back early in the first quarter. For some reason, naysayers deride this as either some mythical feature I claim for our business, or some cheap gimmick that lets us disguise our flaws. It is neither: it is simply a fact about our business that I want people to understand, to keep them from getting too excited about the cash we are likely to generate in the fourth quarter.

        Inventory—My aim was to end Q3 flush with inventory to support the most ambitious Q4 possible. The goods are available and we have been ordering. Yet Q3 sales ran higher than I had anticipated, which means we used up more inventory than planned, which means we ended with less inventory than I would have liked. Late in Q3 we began a large amount of purchasing of goods that should be hitting our warehouses before the middle of November: we'll be well stocked for the holiday season.

        Capital equipment—In last quarter's memo I discussed capacity issues at length. Collectively these projects used up several millions of cash. However, we are now poised to handle a tsunami.

UPDATES

        Leadership—I am proud of our executive team. In Q3 we added to it Holly MacDonald-Korth, Vice President of Auctions, and Steven Tryon, Vice President. Ours is a unique and egalitarian culture: by unanimous mutual agreement of all executives our salaries at capped at $100,000 (albeit with the possibility of a healthy year-end bonus for good performance). Over the last two years our 6 Sigma training has resulted in five white belts, ten green belts, five black belts, and one master black belt. And our system of internal development is robust, so that throughout the organization we are developing junior-executive-caliber people capable of captaining complex projects to completion. This has greatly eased the strain on the executive team.

        Capacity and Q4 preparation—My last letter to shareholders treated capacity issues extensively. In Q3 we completed every one of the capacity projects described in my Q2 letter: we installed automation in our Salt Lake City warehouse, at last, and opened a new outsourced warehouse in Indiana. We replaced our homegrown order management system with Vcommerce's excellent and robust third-party system. We completed a "forklift upgrade" of our IT infrastructure (I once again commend Oracle and EMC for continuing to be excellent partners for us: we must be their most demanding account). And we moved all these core IT systems into a new co-location facility that we fitted out from scratch, and into which we laid 10X the fiber that we had available at our corporate offices (this large multiple was a precaution: we suspected that auction visitors require much greater bandwidth than shopping visitors, but did not know by what multiple).

        Last quarter I wrote, "In past Novembers we finished the ark by wading in waist-deep water pounding nails in the rain. This year our ark will be complete before the first raindrop falls." This turned out optimistic: we had hoped to complete all major projects by August 15, and in fact it took until late September. However, for the first time since we launched Overstock.com in October of 1999, I feel like we are not scrambling to keep afloat as we enter the holiday rush.

        Information Technology—I could not be happier with the IT team nor the level of understanding between it and its internal customers. I have never worked in a company where the president could say that about the IT department. This took Shawn Schwegman one year to achieve.

  Logistics, Customer Service, and Gross Margins—

        Freight—Inbound freight is largely solved. Outbound freight has shown some improvement over last year, but we think there are another 10-20 basis points of margin to be wrung out of it.

        Handling—Our own warehouse costs have shown superb improvement. It is now managed as an extremely tight ship. Still, there might be as much as 20-40 basis points of improvement to be made here.

        Returns—Last quarter I wrote, "We have made some slight progress in the net cost of returns, but not enough: I believe, however, that I will be able to mark this as 'complete' by the end of this quarter." This quarter I must state that we made progress, but that it is still incomplete. I believe there are another 40-70 basis points of margin we can save here.

        Customer service—This quarter we launched inbound live chat, outbound live chat, automated self-help, and individual CSR benchmarking, all in an attempt to improve our customers' experience. I believe that there are 30-70 basis points of savings still to be achieved here.

        Note that the preceding four claims add up to a bald and perhaps unconvincing claim that we have 100-200 basis points of waste still to squeeze out of our supply chain. I believe this claim is true. That is to say, if we froze right now at the size of roughly $100 million GAAP revenue per quarter, I believe there are 100-200 basis points of savings we could wring out of the system, and I think we could get it all in two more quarters. Having found almost 400 basis points in the last three quarters, I am hoping that this claim does not seem too outlandish.

        The reality is, however, that several elements of noise will now enter the measure. The first is our growth in Q4 and beyond: allocating the same fixed costs across increasing sales results in lower allocations per dollar of revenue, and hence, will provide a tailwind to our margin expansion. On the other hand, we have added two new lines of business in Q3, Club O Gold (for small retailers) and Overstock.com Auctions: the first is a low margin business; the second is a high margin business. Thus, in the future our gross margins will change not simply as a result of improvements in our underlying logistics costs, but also as a function of the blend of our B2C, Gold, and auction business lines. I am agnostic about that blend, but I once again emphasize that growth in gross profit dollars (and its ratio to capital deployed) is the key metric upon which we focus.

        The reader now knows everything I know about the near future of our gross margins.

INITIATIVES

  1.
  Search—Our Endeca search engine gets better and better (we have a precise way of determining this, incidentally). Endeca has been an excellent partner.

  2.
  Propeller—Collaborative filtering. We have spent eight months building the system: we are in the initial stages of rolling it out.

  3.
  TV—We have three commercials playing: "Variety Sabine", "Big Boys Sabine", and "Librarian Sabine". Yes it's the same woman in all three ads, and, no, you can't have her phone number. Stop asking.

  4.
  Club O Gold™—We activated Club O Gold in August: membership costs $99. On single unit purchases members receive the Club O 5% discount; on purchases of two or more units Gold members receive roughly 30% discounts. In addition, we have added a number of suppliers specific to various industry verticals, such as florist supplies, restaurant supplies, and office supplies, where businesses can save 20%-45%. This will, I believe, give member companies an enormous advantage over their competitors. (For example, a typical a small town florist makes 60% of her purchases on fresh cut flowers and 30% on fresh greens: imagine the advantage she will have if she can buy these supplies for 30% less than the florist across the street.) In essence, Club O Gold is a B2B exchange model, expanded across many verticals, with negotiated sourcing rather than simple posting. We are marketing this on our own site, and our partner, Advanta, one of the nation's largest providers of credit cards to small businesses, is now promoting the program to over 16 million small businesses.

  5.
  Ocean—First there was "e-bay" and now there is "o-cean"—the internal code name for Overstock.com Auctions. I think this will work for three reasons: 1) certain dynamics within eBay's marketplace are causing eBay's Powersellers to itch for an alternative; 2) our auction tab scratches that itch; and 3) the social networking imbedded within our auction tab may turn out to be powerful.

  6.
  FahrenHYPE 9/11—This film is a rebuttal of the Michael More film, "Fahrenheit 9/11". Jeff Hays, the producer of FahrenHYPE 9/11 lives a mile from our office, and the day Jeff finished the movie a mutual friend introduced us. Jeff had his freshly cut movie under his arm, I watched it, and we quickly struck a deal. Overstock has been distributing the film since then. We initially maintained exclusive on-line distribution, but now are selling the film to several brick-and-mortar companies (Walmart and Blockbuster to name just two) as well as allowing other online distribution. We maintain political neutrality by hosting a page with Michael Moore's film and Bill and Hillary Clinton's books on one side, with Jeff's movie and books by Dick Morris on the other side. I understand that it may be unusual for a retailer to promote a film: however, we saw it as a unique business opportunity given the release of Mr. Moore's film and the election-year fervor. I expect that you will continue to see attention-getting offerings like this, such as our current auction of Barry Bonds' 700th home run ball on Overstock.com Auctions.

OTHER ISSUES

"Illegitimi non carborundum"—Roman proverb

        The elephant in the room during our conference calls and other meetings is the fact that out there there are a bunch of short-sellers and their sycophants who bad-mouth every thing I do or say. Eventually the nasty things they write make their way to my desk. It is OK with me. I practice Buddhist non-attachment on such matters. I "walk past the barking dog." They could be right: I don't know how things are going to work out, and never meant to imply otherwise. It's business. Some of their criticism even seems honest: some have done their homework, concluded I was tangled up in my underwear, and for much of our history have recommended selling us. More power to them. I get no satisfaction out of all the money I've cost the clients who trusted these diligent analysts. I promise.

        But much of the talk is intellectually shoddy, and some is dishonest rumor-mongering promulgated by shorts trying to manipulate the stock in their favor. For example, a fellow from "BWS Financial, A Beating Wall Street Inc. Company" of Granada Hills, California wrote an "analysis" claiming that we were inflating our sales numbers by selling products then buying them back at the same price. The report gave no indication that the transaction in question occurred three weeks prior to the report's writing, and hence would not have shown up in any public filings yet, nor for that matter, in our internal August financial reports, and that in fact, the writer had no idea whatsoever how we were booking the transaction in question (which is simple: we issue an internal credit memo against the original sale and book a new sale to the second buyer, as a junior bookkeeper could explain).

        When I see reports like this I am in a bit of an ethical quandary. I want to continue my Buddhist detachment, but when one runs it through the widows-and-orphans filter ("Is it OK if widows and orphans are buying and selling based on the information in the marketplace?") it sends up a flare. So I am going to take this opportunity to set the record straight regarding my thoughts about two areas of most concern to these jackanapes: growth and profits.

        Growth—In the spring of 2001 I anticipated extremely high rates of growth, and while at times since then we in fact have had hyper-growth, we came to a screeching stop twice since then as well. I have been candid about this, taken responsibility, and explained my many mistakes (without resorting to the "Saddam ate my homework" excuse). Again, that's business. On the other hand, in the last year or so I have frequently mentioned (often in the context of our infrastructure development) that we do our planning around an assumption of 100% growth to $500 million, $1 billion, then $2 billion, trying always to note that while this is a useful assumption for capacity planning, we do not promise to grow that much. Simply put, it is better to overestimate than underestimate.

        I would think this relatively simple concept could not be misrepresented. Yet I frequently hear, "Byrne claims he is going to do half a billion this year, a billion next year, and two billion the following year." Recently a reporter wrote a story repeating this unqualified claim. I contacted the writer, sending conference call transcripts where my claim was the more qualified version, and asked for a citation. The reply was telling: "The analysts I spoke to said they had notes from conversations or talks that you had AFTER this conference call—I don't know if it was privately, separately with each of them or in unrecorded discussions with more people, or in public somewhere—that came out to this $2 billion revenue figure." Unfathomable as it may be, such conversations never happened, and those shorts were lying about their "notes."

        So for the record:

  1.
  I do not know how fast we are going to grow.

  2.
  I believe that if a $500 million business continues to grow for two years at a 100% rate it becomes a $2 billion business (but admittedly I do not have the fact-checking resources of a major newspaper to verify that). I believe a $500 million business maintaining a 60% growth rate for three years gets to $2 billion also.

  3.
  On the one hand, "trees don't grow to the sky": the law of large numbers will provide headwind.

  4.
  On the other hand, improved search, collaborative filtering, Club O, Club O Gold, and Overstock Auctions may provide tailwind.

  5.
  How these winds cancel each other out is anyone's guess. My guess is that our growth will slow down, but there is some chance it speeds up, too. Or maybe it does one then the other.

  6.
  The reader now knows everything I know about our future growth.

        Profits—It is useful to ask what the natural profitability is for any given size for our business. For example, if we reach $2 billion in yearly sales in two or three years (a big "if"?), then at our current gross margin we would generate about $270 million in gross profit. One way to look at things is to say, "In that case, G&A should have grown to about $50 million. And it should take about $100 million in marketing to support $2 billion in sales. So Overstock should have $270 million—($50 million + $100 million) = $120 million in pre-tax income." But a second (and to me more reasonable) way of viewing things, is to ask, "If Overstock reaches that size, how quickly do we want to grow? Sure, Overstock would have about $270 million in gross profit, and G&A of perhaps $50 million. But if wants to be a $4 billion company the following year it will have to spend at lest $200 million on marketing. Thus, $270 million—($50 million + $200 million) = little left over as income."

        In short, I think it is most constructive to think of a three-dimensional vector (size, profits, and growth), to understand that there is a set of feasible outcomes, and to seek the optimum trade-off within that feasibility set. Every passing quarter we get a better feel for that feasibility set, and for ways we can expand it in desirable directions. I know it is not infinitely expandable. In fact, I look forward to discussing this set with shareholders and analysts: in doing so I frequently learn things about others' experiences, and hear suggestions that prove useful.

        Yet this does not describe the participation of some, whose interest apparently lies only in finding gossip they can fit to the Procrustean bed of their analyses. They inject noise into attempts to have adult conversations with our shareholders. And the thought that any widow-and-orphan money gets invested based on the work of such hedge fund lickspittles makes me nauseous.

        Conclusion—In conclusion, our overall business grew 87%, our core B2C business grew 119%, our gross margin improved 200 basis points versus prior quarter (and 370 basis points over three quarters). Our CPA increased to $18.30 (at the high end of respectable, deliberatively). And our G&A was up, but included costs associated with opening a second warehouse, fitting out a co-location facility and relocating our IT systems to it, developing a complete B2B exchange across numerous verticals, and developing a credible competitor to eBay.

        It was quite a quarter. I look forward to another animated conference call.

Your humble servant,
Patrick

# # #

Key financial and operating metrics

        Total revenue—Overstock.com reported third quarter total revenue of $103.4 million, a 79% increase compared to $57.8 million in 2003. For the nine months ended September 30, 2004, total revenue was $273.3 million, up 136% from $115.8 million recorded in 2003*.

        Gross profit and gross margins—Overstock.com reported third quarter gross profit of $13.7 million, a 223% increase over the $4.3 million recorded for the same period a year ago. Overstock.com reported third quarter gross margins of 13.3%, up from 11.3% in Q2 2004 and 10.3% in Q1 2004. For the nine months ended September 30, 2004, gross profits totaled $32.1 million, up 135% from $13.7 million recorded in 2003.

        Net loss—Overstock.com reported a net loss of $3.0 million, or a 16 cent loss per share, compared to a net loss of $3.7 million, or a 23 cent loss per share, a year earlier. For the nine months ended September 30, 2004, net loss totaled $7.5 million, or 44 cent loss per share, compared to net loss of $8.7 million, or 56 cent loss per share, recorded in 2003.

        Overstock.com had cash and marketable securities of $62.6 million and working capital of $73.2 million on September 30, 2004.

        Gross bookings—Overstock.com reported gross bookings of $114.4 million for the third quarter 2004, an 87% increase over the $61.0 million in gross bookings reported for the third quarter 2003. For the nine months ended September 30, 2004, gross bookings totaled $304.4 million, an 85% increase from the $164.6 million recorded in 2003.

        Gross bookings represents the gross selling price of all transactions, including those for which we only record a commission, before returns, sales discounts, and before payments to fulfillment partners prior to July 1, 2003, and therefore differs from total revenue. Management believes that gross bookings provides useful information to investors because it represents the total price of the merchandise sold via the Overstock.com Web site or other sales channels, regardless of the amount of total revenue recorded by Overstock.com on those transactions, which varies, depending on, among other things, the returns policies applicable to the merchandise sold via the Web site. Management uses the measure of gross bookings as an operating metric for internal planning purposes, including measuring the company's growth, measuring marketing expenditures' effectiveness, and capacity planning for information technology, customer service and logistics.

        *Due to a change in Overstock.com customer return policies and procedures that was implemented at the beginning of the third quarter 2003, total revenue increased significantly and gross margins decreased significantly in that and subsequent reporting periods compared to previous reporting periods. Therefore, gross bookings comparisons year-over-year may be more informative than total revenue comparisons for the affected periods, especially on the measure of growth. We also believe gross profit dollar comparisons year-over-year may be more informative than gross margin comparisons.

# # #

About Overstock.com

        Overstock.com Inc. is an online "closeout" retailer offering discount, brand-name merchandise for sale over the Internet and an online auction site. The company offers its customers an opportunity to shop for bargains conveniently, while offering its suppliers an alternative inventory liquidation distribution channel. Overstock.com is a publicly traded company listed on the NASDAQ National Market System, headquartered in Salt Lake City, and can be found online at www.overstock.com.

# # #

        Overstock.com is a registered trademark, and Club O Gold is a trademark, of Overstock.com, Inc. All other trademarks are the property of their respective companies.

        This press release and letter to shareholders contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, statements regarding possible improvements in margins and savings, potential gains in online marketing and customer analytics, the adequacy of our cash, inventory and warehouse and technology infrastructure, the capacity of our executives and junior executives, the resolution of logistical issues, the viability of our auction site, the frequency that we will get attention-getting items on our site, anticipated or possible growth, and our future profitability, and such other risks as identified in our Form 10-K for the year ended December 31, 2003, and all our subsequent filings with the Securities and Exchange Commission, which contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements.

Overstock.com, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three months ended
	Sept. 30, 2003	Dec. 31, 2003	Mar. 31, 2004	Jun. 30, 2004	Sept. 30, 2004
Revenue
Direct	$29,284	$58,250	$38,580	$41,113	$43,928
Fulfillment partner	28,504	64,910	43,498	46,679	59,516

Total revenue	57,788	123,160	82,078	87,792	103,444

Cost of goods sold
Direct	26,674	51,130	34,816	36,786	38,594
Fulfillment partner	26,863	60,256	38,793	41,114	51,103

Total cost of goods sold	53,537	111,386	73,609	77,900	89,697

Gross profit	4,251	11,774	8,469	9,892	13,747

Operating expenses:
Sales and marketing expenses	3,855	9,898	4,377	6,605	9,398
General and administrative expenses	4,059	4,940	6,251	5,567	7,376
Amortization of stock-based compensation	171	145	135	123	18

Total operating expenses	8,085	14,983	10,763	12,295	16,792

Operating loss	(3,834)	(3,209)	(2,294)	(2,403)	(3,045)
Interest income	98	69	98	127	168
Interest expense	(8)	(6)	(16)	(46)	(77)
Other income (expense), net	79	1	2	—	3

Net loss	(3,665)	(3,145)	(2,210)	(2,322)	(2,951)
Deemed dividend related to redeemable common stock	(58)	(49)	(48)	(46)	(47)

Net loss attributable to common shares	$(3,723)	$(3,194)	$(2,258)	$(2,368)	$(2,998)

Net loss per share
—basic	$(0.23)	$(0.19)	$(0.14)	$(0.13)	$(0.16)
—diluted	$(0.23)	$(0.19)	$(0.14)	$(0.13)	$(0.16)
Weighted average common shares outstanding
—basic	16,419	16,473	16,646	17,577	18,284
—diluted	16,419	16,473	16,646	17,577	18,284
Other data:
Gross bookings	$61,018	$130,155	$93,412	$96,627	$114,381
Net cash provided by (used in) operations	$(8,326)	$21,882	$(21,787)	$10,364	$(927)
Average customer acquisition cost	$10.97	$13.19	$10.24	$15.88	$18.30

Overstock.com, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Nine months ended September 30,
	2003	2004
Revenue
Direct revenue	$79,884	$123,621
Fulfillment partner revenue	35,901	149,693

Total revenue	115,785	273,314

Cost of goods sold
Direct	73,172	110,196
Fulfillment partner	28,934	131,010

Total cost of goods sold	102,106	241,206

Gross profit	13,679	32,108

Operating expenses:
Sales and marketing expenses	10,275	20,380
General and administrative expenses	11,971	19,194
Amortization of stock-based compensation	611	276

Total operating expenses	22,857	39,850

Operating loss	(9,178)	(7,742)
Interest income	392	393
Interest expense	(70)	(139)
Other income (expense), net	114	5

Net loss	(8,742)	(7,483)
Deemed dividend related to redeemable common stock	(213)	(141)

Net loss attributable to common shares	$(8,955)	$(7,624)

Net loss per common share	$(0.56)	$(0.44)
Weighted average common shares outstanding	16,100	17,517
Other data:
Gross bookings	$164,603	$304,421

Overstock.com, Inc.
Consolidated Balance Sheets
(in thousands, except per share amounts)

	December 31, 2003	September 30, 2004
Assets
Current assets:
Cash and cash equivalents	$28,846	$27,156
Marketable securities	11,500	35,418
Accounts receivable, net	10,183	2,478
Inventories, net	29,926	34,791
Prepaid expenses and other assets	4,583	15,130

Total current assets	85,038	114,973
Restricted cash	—	1,875
Property and equipment, net	9,483	14,064
Goodwill	2,784	2,784
Other long-term assets	427	1,646

Total assets	$97,732	$135,342

Liabilities, Redeemable Securities and Stockholders' Equity
Current liabilities:
Accounts payable	$30,363	$22,476
Accrued liabilities	9,316	17,735
Short term borrowings	—	1,000
Capital lease obligations, current	75	600

Total current liabilities	39,754	41,811
Capital lease obligations, non-current	86	889

Total liabilities	39,840	42,700
Redeemable common stock	2,978	3,119
Stockholders' equity:
Common stock	2	2
Additional paid-in capital	123,934	166,104
Accumulated deficit	(67,815)	(75,439)
Unearned stock-based compensation	(1,094)	(982)
Treasury stock	(100)	(100)
Accumulated other comprehensive loss	(13)	(62)

Stockholders' equity	54,914	89,523

Total liabilities, redeemable securities and stockholders' equity	$97,732	$135,342

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OVERSTOCK.COM ANNOUNCES THIRD QUARTER FINANCIAL RESULTS